EXHIBIT 99

CONTACTS:

Media: Brad Burns                          Investors:  Scott Hamilton
       (800) 644-NEWS                                  (877) 624-9266

            WORLDCOM, INC. ADOPTS SHAREHOLDER RIGHTS PLAN WITH "TIDE" REVIEW PROVISION; DECLARES DIVIDEND DISTRIBUTION OF PREFERRED STOCK PURCHASE RIGHTS

CLINTON, Miss. - March 8, 2002 - The Board of Directors of WorldCom, Inc. (NASDAQ: WCOM, MCIT) has approved the adoption of a Shareholder Rights Plan, similar to plans adopted by many other publicly traded companies, designed to discourage undervalued or unfair takeovers. The plan includes a Three-Year Independent Director Evaluation (TIDE) provision, providing for a periodic review by the Company's independent directors to determine if the plan should be maintained, modified or terminated. The Company said it is not currently aware of any efforts to acquire control of it.

"The Board of Directors determined that this Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders," said Bernard J. Ebbers, WorldCom president and CEO. "We want to ensure that the future benefits of current programs and initiatives cannot be denied to shareholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that shareholders' rights are secured so they can share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

The Shareholder Rights Plan provides for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of WorldCom group stock and MCI group stock. The dividend distribution will be made to shareholders of record on March 18, 2002. Each shareholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to shareholders.

The Rights will be exercisable only if a person or group (except for certain exempted persons or groups) acquires 15% or more of the voting stock or announces a tender offer that would result in ownership of 15% or more of the voting stock, in either case, without the approval of a majority of the Company's independent directors. The Rights entitle the holder of each share of WorldCom group stock to purchase one one-thousandth of a share of Series 4 preferred stock and the holder of each share of MCI group stock to purchase one one-thousandth of a share of Series 5 preferred stock, at an exercise price of $60.00 and $40.00, respectively, and will expire on March 18, 2012 unless earlier terminated or redeemed.

Following the acquisition of 15% or more of WorldCom's voting stock by a person or group without the approval of the Company's independent directors, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of WorldCom group stock or MCI group stock, as the case may be, at one-half the then current market price of such stock, and, in

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the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

A majority of WorldCom's independent directors will be able to redeem the Rights at $0.01 per Right at any time until a person or group acquires 15% or more of the Company's voting stock. In addition, the terms of the Shareholder Rights Plan require a committee of the Company's independent directors to review the Plan at least once every three years to determine at that time whether to recommend to the Company's Board of Directors that it maintain, modify or terminate the Shareholder Rights Plan.

A letter outlining the Shareholder Rights Plan in more detail will be sent to the Company's shareholders following the record date.

ABOUT WORLDCOM, INC.

WorldCom, Inc. (NASDAQ: WCOM, MCIT), operating through WorldCom group and MCI group, is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries with annualized revenues of $35 billion. With one of the most expansive, wholly owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. For more information, go to http://www.worldcom.com.

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